Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-262325 and Registration Statements on Form S-3 Nos.: 333-269094 and 333-267993 of Local Bounti Corporation of our report dated March 31, 2023, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC
Whippany, New Jersey
March 31, 2023